For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 760-3484
Weyerhaeuser Reports First Quarter Results

•	First quarter net earnings of $269 million, or $0.35 per diluted share

•	Earnings before special items increased 65 percent compared with first quarter 2017

•	Adjusted EBITDA increased 20 percent compared with first quarter 2017

•	Highest first quarter Wood Products Adjusted EBITDA on record

SEATTLE (April 27, 2018) - Weyerhaeuser Company (NYSE: WY) today reported first quarter net earnings of $269 million, or 35 cents per diluted share, on net sales of $1.9 billion. This compares with earnings of $157 million, or 21 cents per diluted share, on net sales of $1.7 billion for the same period last year.

Excluding net after-tax special charges of $6 million, the company reported net earnings of $275 million, or 36 cents per diluted share for the first quarter. This compares with net earnings before special items of $167 million for the same period last year and $234 million for the fourth quarter of 2017. Adjusted EBITDA for the first quarter was $544 million compared with $454 million for the first quarter of last year and $551 million for the fourth quarter of 2017.

“I am extremely pleased with our first quarter performance, as we fully capitalized on strong lumber, OSB and Western log markets to drive outstanding results, including the highest first quarter Wood Products EBITDA on record. This includes exceptional work by our teams to mitigate the effect of ongoing freight service disruptions," said Doyle R. Simons, president and chief executive officer. "Looking forward, we are relentlessly focused on capturing the full benefit of improving housing starts and favorable market dynamics to drive value for shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2017	2018	2017
(millions, except per share data)	Q4	Q1	Q1
Net sales	$1,823	$1,865	$1,693
Net earnings	$271	$269	$157
Net earnings per diluted share	$0.36	$0.35	$0.21
Weighted average shares outstanding, diluted	758	759	755
Net earnings before special items(1)	$234	$275	$167
Net earnings per diluted share before special items	$0.31	$0.36	$0.22
Adjusted EBITDA(2)	$551	$544	$454

(1) Fourth quarter 2017 after-tax special items include a $99 million gain on the sale of certain Southern timberlands, charges of $52 million for tax adjustments including enactment of tax legislation, charges of $31 million for product remediation, a benefit of $26 million for environmental remediation insurance recoveries, $12 million for Plum Creek merger-related costs, and a $7 million net benefit from an adjustment to accrued countervailing and antidumping duties on softwood lumber. First quarter 2018 after-tax special items include charges of $21 million for environmental remediation and a $15 million benefit from product remediation insurance proceeds. First quarter 2017 special items include after-tax charges of $10 million for Plum Creek merger-related costs.

(2) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income, adjusted for depreciation, depletion, amortization, basis of real estate sold, unallocated pension service costs and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2017	2018
(millions)	Q4	Q1	Change
Net sales	$714	$733	$19
Contribution to pre-tax earnings	$265	$189	($76)
Pre-tax charge (benefit) for special items	($99)	$0	$99
Contribution to pre-tax earnings before special items	$166	$189	$23
Adjusted EBITDA	$252	$268	$16

1Q 2018 Performance - In the West, domestic and export log sales realizations improved compared with the fourth quarter, and forestry costs declined seasonally. In the South, seasonally lower fee harvest volumes were offset by slightly higher average sales realizations, lower unit logging costs and reduced forestry expense.

2Q 2018 Outlook - Weyerhaeuser expects second quarter earnings and Adjusted EBITDA will be significantly higher than the second quarter of 2017, but lower than the first quarter of 2018. Compared with the first quarter, the company anticipates seasonally higher unit logging costs and increased road and forestry costs, partially offset by slightly higher Western log sales realizations. Average Southern log sales realizations are expected to be similar to the first quarter.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2017	2018
(millions)	Q4	Q1	Change
Net sales	$100	$51	($49)
Contribution to pre-tax earnings	$50	$25	($25)
Adjusted EBITDA	$87	$41	($46)

1Q 2018 Performance - Earnings and Adjusted EBITDA decreased compared to the fourth quarter due to seasonally lower Real Estate sales.

2Q 2018 Outlook - Weyerhaeuser anticipates second quarter earnings and Adjusted EBITDA will be comparable to the first quarter. We continue to expect full year 2018 Adjusted EBITDA for the segment will be approximately $250 million.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2017	2018
(millions)	Q4	Q1	Change
Net sales	$1,228	$1,309	$81
Contribution to pre-tax earnings	$180	$270	$90
Pre-tax charge (benefit) for special items	$41	($20)	($61)
Contribution to pre-tax earnings before special items	$221	$250	$29
Adjusted EBITDA	$258	$286	$28

1Q 2018 Performance - Sales volumes increased across most product lines compared with the fourth quarter due to seasonally higher demand, and operating rates improved. Higher average sales realizations for lumber and engineered wood products were partially offset by lower average sales realizations for oriented strand board and increased Western log costs.

First quarter Adjusted EBITDA includes charges of $5 million for countervailing and anti-dumping duties on Canadian softwood lumber. These duties are no longer reported as a special item.

First quarter special items consist of a $20 million pre-tax benefit from product remediation insurance proceeds.

2Q 2018 Outlook - Weyerhaeuser expects significantly higher earnings before special items and Adjusted EBITDA in the second quarter compared with the first quarter. The company anticipates seasonally higher sales volumes and improved operating rates. Higher average sales realizations for lumber, oriented strand board and engineered wood products will be partially offset by higher Western log costs.
UNALLOCATED

FINANCIAL HIGHLIGHTS	2017	2018
(millions)	Q4	Q1	Change
Contribution to pre-tax earnings	($25)	($92)	($67)
Pre-tax charge (benefit) for special items	($28)	$28	$56
Contribution to pre-tax earnings before special items	($53)	($64)	($11)
Adjusted EBITDA	($46)	($51)	($5)

1Q 2018 Performance - Non-cash charges for elimination of intercompany profit in inventory and LIFO increased compared with the fourth quarter due to higher values and volume for softwood lumber and Western log inventories. Non-cash non-operating pension and post-retirement expense also increased.

First quarter special items consist of $28 million in pre-tax charges for environmental remediation associated with a formerly owned mill site.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control 12.4 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2017, we generated $7.2 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the North American and World Dow Jones Sustainability Indices. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on April 27, 2018, to discuss first quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on April 27, 2018.

To join the conference call from within North America, dial 855-223-0757 (access code: 1693068) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 1693068). Replays will be available for two weeks at 855-859-2056 (access code: 1693068) from within North America and at 404-537-3406 (access code: 1693068) from outside North America.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including without limitation with respect to the following for the second quarter of 2018: earnings and Adjusted EBITDA for each of our business segments; log sale realizations, fee harvest volumes and logging, road and forestry costs in our timber business; and sales volumes and realizations and operating rates for our Wood Products business. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;

•
market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the yen and the Canadian dollar, and the relative value of the euro to the yen;

•	restrictions on international trade, tariffs imposed on imports and the availability and cost of shipping and transportation;

•	economic activity in Asia, especially Japan and China;

•	performance of our manufacturing operations, including maintenance requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;

•
the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;

•	changes in accounting principles; and

•
other matters described under “Risk Factors” in our 2017 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS
We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$271
Interest expense, net of capitalized interest					96
Income taxes					103
Net contribution to earnings	$265	$50	$180	$(25)	$470
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	16	16
Interest income and other	—	—	—	(10)	(10)
Operating income (loss)	265	50	180	(19)	476
Depreciation, depletion and amortization	86	4	37	—	127
Basis of real estate sold	—	33	—	—	33
Unallocated pension service costs	—	—	—	1	1
Special items(1)(2)(3)	(99)	—	41	(28)	(86)
Adjusted EBITDA	$252	$87	$258	$(46)	$551

(1) Pre-tax special items included in Timberlands consist of a $99 million gain on the sale of certain Southern timberlands.
(2) Pre-tax special items included in Wood Products consist of $50 million of product remediation charges, partially offset by a $9 million benefit from an adjustment to accrued softwood lumber countervailing and antidumping duties.
(3) Pre-tax special items included in Unallocated Items consist of $42 million for environmental remediation insurance recoveries and $14 million for Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$269
Interest expense, net of capitalized interest					93
Income taxes					30
Net contribution to earnings	$189	$25	$270	$(92)	$392
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	24	24
Interest income and other	—	—	—	(12)	(12)
Operating income (loss)	189	25	270	(80)	404
Depreciation, depletion and amortization	79	4	36	1	120
Basis of real estate sold	—	12	—	—	12
Unallocated pension service costs	—	—	—	—	—
Special items(1)(2)	—	—	(20)	28	8
Adjusted EBITDA	$268	$41	$286	$(51)	$544

(1)	Pre-tax special items attributable to Wood Products include a $20 million benefit from product remediation insurance proceeds.

(2)	Pre-tax special items included in Unallocated Items consist of charges of $28 million for environment remediation.

The table below reconciles Adjusted EBITDA for the quarter ended March 31, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$157
Interest expense, net of capitalized interest					99
Income taxes					24
Net contribution to earnings	$148	$26	$172	$(66)	$280
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	22	22
Interest income and other	—	—	—	(9)	(9)
Operating income (loss)	148	26	172	(53)	293
Depreciation, depletion and amortization	94	3	35	1	133
Basis of real estate sold	—	14	—	—	14
Unallocated pension service costs	—	—	—	2	2
Special items(1)	—	—	—	12	12
Adjusted EBITDA	$242	$43	$207	$(38)	$454

(1)    Pre-tax special items include $12 million of Plum Creek merger-related costs.